Exhibit 99.1

Amarin Reports Third Quarter 2015 Financial Results

and Provides Update on Operations

- REDUCE-IT cardiovascular outcomes study progressing as planned -

- Net product revenue increased 51% over same period last year -

- Conference Call Set for 8:00 a.m. ET Today -

BEDMINSTER, N.J., and DUBLIN, Ireland, November 4, 2015 — Amarin Corporation plc (Nasdaq: AMRN), a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health, today announced financial results for the three and nine months ended September 30, 2015, and provided an update on company operations.

Key Amarin achievements since June 30, 2015 include:

•	R&D progress: REDUCE-IT, the first prospective cardiovascular outcomes study to evaluate the effect of treating patients who despite statin therapy have elevated triglyceride levels and the first cardiovascular outcomes study to test a high, 4-gram dose of a pure-EPA omega-3 prescription product, is progressing on schedule with enrollment now over 97% complete;

•	Revenue growth: Recognized $21.3 million in net product revenue from Vascepa® (icosapent ethyl) sales in Q3 2015 compared to $14.1 million in Q3 2014, an increase of 51%;

•	Prescription growth: Increased normalized prescriptions, based on data from Symphony Health Solutions, by 51% in Q3 2015 compared to Q3 2014; and

•	Vascepa promotional claim expansion: Through a preliminary federal court order, gained the ability to promote to healthcare professionals the use of Vascepa to treat patients with persistently high triglycerides after statin therapy through use of Amarin’s ANCHOR study and supportive truthful and non-misleading information.

“Amarin continues to make important strides, including increased revenues from Vascepa, expanded ability to promote Vascepa, and continued progress on the first ever cardiovascular outcomes study designed to evaluate the efficacy and safety of Vascepa treatment on top of statin therapy in reducing cardiovascular mortality and morbidity in high-risk patients with above normal triglyceride levels,” stated John F. Thero, President and Chief Executive Officer of Amarin. He added that, “We are increasingly bullish in the potential for use of Vascepa to grow and we continue to believe that REDUCE-IT is positioned for success leading to a dramatically larger opportunity for Vascepa and for the improved care of patients.”

Commercialization update – United States

Revenue growth in the third quarter of 2015 primarily resulted from increased shipment volumes of Vascepa to wholesalers in support of increased reorders and new orders of Vascepa. The average net price of Vascepa sold in Q3 2015 was lower than in Q3 2014 but approximated the net price in Q2 2015. As previously discussed, average net pricing in 2015 reflects additional rebates as a result of broader managed care coverage that was partially offset by the impact of a 6% price increase in Q2 2015.

Normalized prescriptions (estimated) for the third quarter of 2015, based on data from Symphony Health Solutions and IMS Health, totaled approximately 199,000 and 176,000, respectively. These prescription levels represent growth of approximately 13% and 12%, respectively, compared to the quarter ended June 30, 2015, and an increase of approximately 51% and 56%, respectively, compared to the same quarter in 2014. This increase in prescriptions reflects the sales and marketing activities of both Amarin and our Vascepa co-promotion partner, Kowa Pharmaceuticals America, Inc.

Expanded ability to promote Vascepa

As announced in August 2015, a United States District Court granted Amarin’s request for preliminary relief and confirmed that Amarin may engage in truthful and non-misleading speech promoting Vascepa to healthcare professionals beyond the use approved by the FDA, with specific reference to patients studied in Amarin’s successful ANCHOR study of Vascepa, i.e., patients with persistently high triglycerides after statin therapy, and that such speech may not form the basis of a misbranding action under the Federal Food and Drug Cosmetic Act. FDA did not appeal the Court’s preliminary ruling. The underlying litigation has been stayed for settlement discussion and the parties are working toward settlement.

While not the same as an FDA-approved label change, the Court declaration allows promotion to healthcare professionals of the FDA-reviewed and agreed effects of Vascepa demonstrated in the ANCHOR clinical trial of patients with persistently high triglycerides after statin therapy and use of peer-reviewed scientific publications that present the current state of scientific research related to the potential of Vascepa to reduce the risk of cardiovascular disease. Amarin believes that this Court decision will lead to improved patient care. The decision opens more direct and effective paths to communicate truthful and non-misleading information about Vascepa clinical trial results and the state of science relevant to the potential of Vascepa to reduce the risk of cardiovascular disease. With accurate information readily available, healthcare professionals will be more able to assess for themselves how best to choose among available treatment options for their patients.

Beginning in mid-August, Amarin began educating select healthcare professionals on results from its successful Phase 3 ANCHOR clinical trial in which Vascepa, compared to placebo, improved triglyceride levels and various other lipid and lipoprotein biomarkers without increasing low-density lipoprotein cholesterol (LDL-C) in statin-treated patients with persistently high triglyceride levels (200-499 mg/dL). This education includes promotion of published data from the ANCHOR study together with disclosures designed to ensure the information communicated is not misleading, as described by Amarin at the time of the Court declaration.

Preliminary feedback from healthcare professionals suggests that they appreciate the information and that for most of them the information is completely new. Prescription levels for Vascepa were growing in July and August before this new information was presented to select healthcare professionals. As of September 30, 2015, the 20,000 physicians who are the top targets for prescribing Vascepa had been called upon by Amarin representatives fewer than two times on average. While promotion of the ANCHOR trial results may have had some positive impact on September prescription levels, the level of such impact is believed to be limited and it is not yet possible to accurately quantify the future impact on prescription growth from this expanded ability to promote ANCHOR clinical data and research on the potential connection between Vascepa and cardiovascular risk reduction.

REDUCE-IT cardiovascular outcomes study continuing on-track

The REDUCE-IT cardiovascular outcomes trial continues on schedule towards anticipated completion in 2017 and publication of results in 2018. Completion of the REDUCE-IT study is based on attainment of 1,612 cumulative patients with documented primary cardiovascular events. The results of this important trial could lead to improved medical care for tens of millions of patients.

Amarin is blinded to the ongoing study results. An interim review by the independent data monitoring committee (DMC) of the trial’s efficacy and safety results is expected to occur during 2016 upon reaching 60% of the target aggregate number of cardiovascular events. Based on comprehensive review of clinical, epidemiological, and genetic data, Amarin continues to believe that REDUCE-IT is positioned for success at completion. Given the high thresholds of overwhelming efficacy and safety typically required to be achieved prior to an independent DMC recommending an early stop to a cardiovascular outcomes trial like REDUCE-IT, management continues to believe that it is most likely that the REDUCE-IT study will run to its completion.

More than 7,700 patients have been enrolled in the REDUCE-IT cardiovascular outcomes study representing more than 97% of total targeted patient enrollment in this event-driven study.

Financial update

Net product revenue for the three months ended September 30, 2015 and 2014 was $21.3 million and $14.1 million, respectively. Net product revenue for the nine months ended September 30, 2015 and 2014 was $54.6 million and $37.7 million, respectively. These increases in product revenue were primarily attributable to increases both in new and recurring prescriptions of Vascepa. In addition, we recognized licensing revenue of $0.5 million in the nine months ended September 30, 2015 related to the Eddingpharm development and commercialization agreement executed in February 2015, for which development continues to track forward consistent with our expectations. Based upon our current estimates, we anticipate approximately $0.8 million in licensing revenue to be recognized in aggregate during 2015.

We anticipate that our current marketing activities combined with our expanded ability to promote Vascepa will contribute to increasing Vascepa revenues. We anticipate that most of the effect of our expanded ability to promote Vascepa will occur beyond 2015 as it requires time to effectively educate healthcare professionals on new clinical data, particularly when the volume of such data and related disclosures is extensive and communicated without a change in the product’s approved label. Based on data currently available, we estimate that we will recognize net product revenues of $22.5 million to $24.0 million in Q4 2015 resulting in net product revenues of $77.1 million to $78.6 million for the year ended December 31, 2015.

Cost of goods sold for the three months ended September 30, 2015 and 2014 was $7.5 million and $5.4 million, respectively. Cost of goods sold for the nine months ended September 30, 2015 and 2014 was $19.5 million and $14.6 million, respectively. Gross margin on product sales improved to 65% and 64% in the three and nine months ended September 30, 2015, respectively, as compared to 62% and 61% in the three and nine months ended September 30, 2014, respectively. The improvement in gross margin on product sales was primarily driven by lower unit cost active pharmaceutical ingredient purchases. We received initial batches of API from our newest supplier in Q3 2015 and anticipate that, based on competitive pricing from this supplier and our other suppliers, gross margins should continue to improve, particularly as we progress through 2016.

Selling, general and administrative, or SG&A, expenses in the nine months ended September 30, 2015 and 2014 were $77.5 million and $60.9 million, respectively. The increase in expenses was primarily driven by higher co-promotion fees payable to Kowa Pharmaceuticals America, Inc. due to increased revenues and the partnership not commencing until mid-Q2 2014, higher sales and marketing costs primarily associated with the recent Federal court decision permitting us to promote to healthcare professionals certain truthful and non-misleading information about the potential benefits of Vascepa, an increase in non-cash stock-based compensation expense, and higher legal fees.

Research and development expenses in the nine months ended September 30, 2015 and 2014 were $37.7 million and $37.9 million, respectively. Research and development costs are expected to reflect quarterly variability as a result of the timing of REDUCE-IT costs, and overall such costs are expected to decline modestly upon completion of enrollment for REDUCE-IT.

Under GAAP, Amarin reported a net loss of $32.3 million in the third quarter of 2015, or basic and diluted loss per share of $0.18. This net loss included $3.9 million in non-cash share-based compensation expense, a $0.2 million non-cash loss on the change in fair value of derivatives, and a $1.6 million charge for a non-cash deemed dividend for accounting purposes. Amarin reported a net loss of $26.1 million in the third quarter of 2014, or basic and diluted loss per share of $0.15 and $0.17, respectively. This net loss included $1.9 million in non-cash share-based compensation expense, $0.3 million in non-cash warrant compensation income and a $4.5 million gain on the change in fair value of derivatives.

Under GAAP, Amarin reported a net loss of $127.2 million in the nine months ended September 30, 2015, or basic and diluted loss per share of $0.71. This net loss included $10.2 million in non-cash share-based compensation expense, a $0.4 million non-cash loss on the change in fair value of derivatives, and $33.9 million in charges for non-cash deemed dividends for accounting purposes. For the nine months ended September 30, 2014, Amarin reported a net loss of $36.7 million, or basic and diluted loss per share of $0.21 and $0.25, respectively. This net loss included $6.3 million in non-cash share-based compensation expense, $0.5 million in non-cash warrant compensation income, an $11.9 million gain on the change in fair value of derivatives, and a $38.0 million gain on extinguishment of debt.

Excluding non-cash gains or losses for share-based compensation, warrant compensation, change in fair value of derivatives, and the non-cash deemed dividend, non-GAAP adjusted net loss was $26.5 million for the third quarter of 2015, or non-GAAP adjusted basic and diluted loss per share of $0.14 compared to non-GAAP adjusted net loss of $28.9 million for the third quarter of 2014, or non-GAAP adjusted basic and diluted loss per share of $0.17.

Excluding non-cash gains or losses for share-based compensation, warrant compensation, change in fair value of derivatives, and the non-cash deemed dividends, non-GAAP adjusted net loss was $82.8 million for the nine months ended September 30, 2015, or non-GAAP adjusted basic and diluted loss per share of $0.46, compared to non-GAAP adjusted net loss of $80.8 million for the nine months ended September 30, 2014, or non-GAAP adjusted basic and diluted loss per share of $0.47.

Amarin reported cash and cash equivalents of $119.0 million at September 30, 2015, representing a net decrease of $0.5 million from reported cash and cash equivalents of $119.5 million as of December 31, 2014. The change in cash balance reflects the receipt of a $15.0 million up-front licensing fee and net proceeds from preferred stock issuances of $57.7 million, offset by cash used in operating activities. Net cash used in operating activities in the nine months ended September 30, 2015 included approximately $40.5 million in sales and marketing related expenses and approximately $28.4 million of costs incurred through our contracted clinical research organization and for clinical trial materials in support of the REDUCE-IT cardiovascular outcomes study. During 2015, cash used for operating activities in the nine months ended September 30, 2015, included approximately $20 million more for supply purchases than used during the corresponding period of 2014 as Amarin commenced 2014, for reasons previously described, with higher than needed inventory levels.

As of September 30, 2015, Amarin had approximately 183.3 million American Depository Shares (ADSs) and ordinary shares outstanding, 32.8 million common share equivalents of Series A Convertible Preferred Shares outstanding and approximately 17.6 million equivalent shares underlying stock options at a weighted average exercise price of $3.78, as well as 11.0 million equivalent shares underlying restricted or deferred stock units.

Conference call and webcast information

Amarin will host a conference call at 8:00 a.m. ET (1:00 p.m. UTC/GMT) today, November 4, 2015. The conference call can be heard live via the investor relations section of the company’s website at www.amarincorp.com, or via telephone by dialing 877-407-8033 within the United States or 201-689-8033 from outside the United States. A replay of the call will be made available for a period of two weeks following the conference call. To hear a replay of the call, dial 877-660-6853 (inside the United States) or 201-612-7415 (outside the United States). A replay of the call will also be available through the company’s website shortly after the call. For both dial-in numbers please use conference ID 13621865.

Use of non-GAAP adjusted financial information

Included in this press release and the conference call referenced above are non-GAAP adjusted financial information as defined by U.S. Securities and Exchange Commission Regulation G. The GAAP financial measure most directly comparable to each non-GAAP adjusted financial measure used or discussed, and a reconciliation of the differences between each non-GAAP adjusted financial measure and the comparable GAAP financial measure, are included in this press release after the condensed consolidated financial statements.

Non-GAAP adjusted net loss was derived by taking GAAP net loss and adjusting it for non-cash gains or losses for share-based compensation, warrant compensation, changes in value of derivatives and a non-cash deemed dividend. Management believes that these non-GAAP adjusted measures provide investors with a better understanding of the company’s historical results from its core business operations. While management believes that these non-GAAP adjusted financial measures provide useful supplemental information to investors regarding the underlying performance of the company’s business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future.

About Amarin

Amarin Corporation plc is a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health. Amarin’s product development program leverages its extensive experience in lipid science and the potential therapeutic benefits of polyunsaturated fatty acids. Amarin’s clinical program includes commitment to an ongoing outcomes study. Amarin’s first product, Vascepa® (icosapent ethyl) capsules, is a highly pure EPA omega-3 prescription product. For more information about Vascepa visit www.vascepa.com. For more information about Amarin visit www.amarincorp.com.

About VASCEPA® (icosapent ethyl) capsules

VASCEPA® (icosapent ethyl) capsules, known in scientific literature as AMR101, is a highly pure-EPA omega-3 prescription product in a 1 gram capsule.

Indications and Usage

•	VASCEPA (icosapent ethyl) is indicated as an adjunct to diet to reduce triglyceride (TG) levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia.

•	The effect of VASCEPA on the risk for pancreatitis and cardiovascular mortality and morbidity in patients with severe hypertriglyceridemia has not been determined.

Important Safety Information for VASCEPA

•	VASCEPA is contraindicated in patients with known hypersensitivity (e.g., anaphylactic reaction) to VASCEPA or any of its components.

•	Use with caution in patients with known hypersensitivity to fish and/or shellfish.

•	The most common reported adverse reaction (incidence >2% and greater than placebo) was arthralgia (2.3% for Vascepa, 1.0% for placebo). There was no reported adverse reaction >3% and greater than placebo.

•	Patients receiving treatment with VASCEPA and other drugs affecting coagulation (e.g., anti-platelet agents) should be monitored periodically.

•	In patients with hepatic impairment, monitor ALT and AST levels periodically during therapy.

•	Patients should be advised to swallow VASCEPA capsules whole; not to break open, crush, dissolve, or chew VASCEPA.

•	Adverse events and product complaints may be reported by calling 1-855-VASCEPA or the FDA at 1-800-FDA-1088.

FULL VASCEPA PRESCRIBING INFORMATION CAN BE FOUND AT WWW.VASCEPA.COM.

Vascepa has been approved for use by the FDA as an adjunct to diet to reduce triglyceride levels in adult patients with severe (>500 mg/dL) hypertriglyceridemia. Vascepa is under various stages of development for potential use in other indications that have not been approved by the FDA. Nothing in this press release should be construed as promoting the use of Vascepa in any indication that has not been approved by the FDA.

Forward-looking statements

This press release contains forward-looking statements, including statements about the future commercialization of Vascepa, including expectations for continued enrollment, event rates and results announcements in Amarin’s REDUCE-IT cardiovascular outcomes study; expectations regarding the continued effect and scope of the court-expanded ability to promote Vascepa to healthcare professionals; expectations related to the interim and final outcome of the REDUCE-IT study, the successful completion of the REDUCE-IT study, and the ability to obtain regulatory approval for an expanded patient indication for Vascepa based on REDUCE-IT results; the ability of Amarin to continue the REDUCE-IT study in light of company resources and other factors; the potential for the REDUCE-IT study design to lead to an expanded market opportunity for Vascepa; Amarin’s plans to seek approval for an expanded indication in the event of overwhelming interim efficacy and safety results from the REDUCE-IT study; expectations regarding Vascepa sales and resulting net revenue amounts for the fourth quarter of 2015 and for the year ended December 31, 2015; anticipated increases in prescriptions; expectations regarding managed care coverage; expectations regarding expenses and cash burn, quarterly net cash used in operating activities, gross margins and cost of goods sold; statements regarding pending litigation; and statements regarding the potential efficacy, safety and therapeutic benefits of Vascepa. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. In particular, as disclosed in its previous filings with the U.S. Securities and Exchange Commission, Amarin’s ability to effectively commercialize Vascepa will depend in part on its ability to continue to effectively finance its business (including the REDUCE-IT study), efforts of third parties, its ability to create market demand for Vascepa through education, marketing and sales activities, to achieve market acceptance of Vascepa, to receive adequate levels of reimbursement from third-party payers, to develop and maintain a consistent source of commercial supply at a competitive price, to comply with legal and regulatory requirements in connection with the sale and promotion of Vascepa and to maintain patent protection for Vascepa. Among the factors that could cause actual results to differ materially from those described or projected herein include the following: uncertainties associated generally with research and development, clinical trials and related regulatory approvals; the risk that historical REDUCE-IT clinical trial enrollment and randomization rates may not be predictive of future results and related cost may increase beyond expectations; the risk that regulatory reviews may impact the current design of the REDUCE-IT study or cause a change in strategic direction with respect to continuation of the study; the risk that future litigation, court decisions and interpretation and interactions with regulatory authorities may impact Vascepa marketing and sales rights and efforts; the risk that Vascepa may not show clinically meaningful effects in REDUCE-IT or support regulatory approvals for cardiovascular risk reduction; the risk associated with pending litigation; and the risk that patents may not be upheld in patent litigation and applications may not result in issued patents. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Amarin undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Important information regarding prescriptions data and product revenue

The historical prescription data provided in this press release is based on data published by third parties. References to normalized prescriptions equates to 120 capsules, or one month’s supply. Although Amarin believes these data are prepared on a period to period basis in a manner that is generally consistent and that such results are indicative of current prescription trends, these data are based on estimates and should not be relied upon as definitive. These data may overstate or understate actual prescriptions. Based on other data available to Amarin and the history of such third-party prescription estimates in the early stages of launch of other new pharmaceutical products, Amarin believes that the trends provided by this information can be useful to gauge current prescription levels. There is a limited amount of information available to determine the actual number of total prescriptions for prescription products like Vascepa. Amarin believes that investors should view these data with caution, as data for this single and limited period may not be representative of a trend consistent with the results presented or otherwise predictive of future results. Seasonal fluctuations in pharmaceutical sales, for example, may affect future prescription trends of Vascepa as could changes in prescriber sentiment and other factors. Amarin believes investors should consider its results during this quarter together with its results over several future quarters, or longer, before making an assessment about potential future performance. The commercialization and co-promotion of a new pharmaceutical product are complex undertakings, and Amarin’s ability to effectively and profitably commercialize Vascepa will depend in part on its ability to continue to generate market demand for Vascepa through education, marketing and sales activities, its ability to achieve market acceptance of Vascepa, its ability to generate product revenue and its ability to receive adequate levels of reimbursement from third-party payers and its ability to benefit from continued contributions of its Vascepa co-promotion partner, Kowa Pharmaceuticals America, Inc. See “Risk Factors—Risks Related to the Commercialization and Development of Vascepa” included in Part II, Item 1A. Risk Factors in Amarin’s most recent Quarterly Report on Form 10-Q.

Availability of other information about Amarin

Investors and others should note that we communicate with our investors and the public using our company website (www.amarincorp.com), our investor relations website (http://www.amarincorp.com/investor-splash.html), including but not limited to investor presentations and investor FAQs, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that we post on these channels and websites could be deemed to be material information. As a result, we encourage investors, the media, and others interested in Amarin to review the information that we post on these channels, including our investor relations website, on a regular basis. This list of channels may be updated from time to time on our investor relations website and may include social media channels. The contents of our website or these channels, or any other website that may be accessed from our website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Amarin contact information:

Investor Relations

Michael Farrell

Investor Relations and Corporate Communications

Amarin Corporation plc

In U.S.: +1 (908) 719-1315

investor.relations@amarincorp.com

Graham Morrell

Trout Group

In U.S.: +1 (646) 378-2954

gmorrell@troutgroup.com

Media Inquiries

Lee Davies

Makovsky

In U.S.: +1 (212) 508-9651

ldavies@makovsky.com

CONSOLIDATED BALANCE SHEET DATA

(U.S. GAAP)

Unaudited

	September 30, 2015	December 31, 2014
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$118,976	$119,539
Restricted cash	600	600
Accounts receivable, net	11,239	7,842
Inventory	19,704	13,733
Deferred tax assets	934	934
Prepaid and other current assets	4,689	2,633

Total current assets	$156,142	$145,281

Property, plant and equipment, net	266	381
Deferred tax assets	14,138	12,556
Other non-current assets	2,297	2,826
Intangible asset, net	9,579	10,063

TOTAL ASSETS	$182,422	$171,107

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$17,899	$8,525
Current portion of long-term debt	13,995	15,394
Deferred revenue, current	923	—
Accrued expenses and other current liabilities	22,503	16,387

Total current liabilities	$55,320	$40,306

Long-Term Liabilities:
Exchangeable senior notes, net of discount	126,108	121,846
Long-term debt	91,009	89,617
Long-term debt derivative liabilities	6,930	7,400
Deferred revenue, long-term	13,538	—
Other long-term liabilities	608	386

Total liabilities	$293,513	$259,555

Stockholders’ Deficit:
Preferred stock	24,364	—
Common stock	149,906	143,113
Additional paid-in capital	812,409	738,890
Treasury stock	(368)	(217)
Accumulated deficit	(1,097,402)	(970,234)

Total stockholders’ deficit	$(111,091)	$(88,448)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$182,422	$171,107

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(U.S. GAAP)

Unaudited

	Three months ended September 30, (in thousands, except per share amounts)		Nine months ended September 30, (in thousands, except per share amounts)
	2015	2014	2015	2014
Product revenue, net	$21,320	$14,149	$54,585	$37,722
Licensing revenue	163	—	538	—

Total revenue, net	21,483	14,149	55,123	37,722
Less: Cost of goods sold	7,478	5,366	19,486	14,637

Gross margin	14,005	8,783	35,637	23,085

Operating expenses:
Selling, general and administrative (1)	26,727	19,270	77,522	60,949
Research and development (1)	13,092	14,457	37,715	37,891

Total operating expenses	39,819	33,727	115,237	98,840

Operating loss	(25,814)	(24,944)	(79,600)	(75,755)

(Loss) gain on change in fair value of derivative liabilities (2)	(230)	4,466	(366)	11,870
Gain on extinguishment of debt	—	—	—	38,034
Interest expense, net	(5,061)	(4,876)	(14,753)	(13,565)
Other (expense) income, net	(102)	(247)	(135)	3,994

Loss from operations before taxes	(31,207)	(25,601)	(94,854)	(35,422)
Benefit from (provision for) income taxes	532	(449)	1,541	(1,285)

Net loss	(30,675)	(26,050)	(93,313)	(36,707)
Preferred stock purchase option	—	—	(868)	—
Preferred stock beneficial conversion features	(1,646)	—	(32,987)	—

Net loss applicable to common shareholders	$(32,321)	$(26,050)	$(127,168)	$(36,707)

Loss per share:
Basic	$(0.18)	$(0.15)	$(0.71)	$(0.21)
Diluted	$(0.18)	$(0.17)	$(0.71)	$(0.25)

Weighted average shares:
Basic	183,245	174,502	179,780	173,426
Diluted	183,245	175,141	179,780	174,305

(1)	Excluding non-cash stock- and warrant-based compensation, research and development expenses were $12,287 and $13,847 for the three months ended September 30, 2015 and 2014, respectively, and selling, general and administrative expenses were $23,613 and $18,284, respectively, for the same periods.
(2)	Non-cash gains and losses result from changes in the fair value of a warrant derivative liability, long-term debt derivative liabilities and a preferred stock purchase option derivative liability.

RECONCILIATION OF NON-GAAP NET LOSS

Unaudited

	Three months ended September 30, (in thousands, except per share amounts)		Nine months ended September 30, (in thousands, except per share amounts)
	2015	2014	2015	2014
Net loss for EPS[1] - GAAP	$(32,321)	$(26,050)	$(127,168)	$(36,707)
Share based compensation expense	3,919	1,922	10,177	6,273
Warrant compensation income	—	(326)	(9)	(503)
Loss (gain) on change in fair value of derivatives	230	(4,466)	366	(11,870)
Gain on extinguishment of debt	—	—	—	(38,034)
Preferred stock purchase option	—	—	868	—
Preferred stock beneficial conversion features	1,646	—	32,987	—

Adjusted net loss for EPS[1] - non GAAP	$(26,526)	$(28,920)	$(82,779)	$(80,841)

[1] basic and diluted

Loss per share:
Basic and diluted - non GAAP	$(0.14)	$(0.17)	$(0.46)	$(0.47)

Weighted average shares:
Basic and diluted	183,245	174,502	179,780	173,426